                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                            (Amendment No. ____) (1)


                                Vixel Corporation
                                (Name of Issuer)


                         Common Stock, par value $.0015
                         (Title of Class of Securities)


                                    92855210
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  92855210                      13G           PAGE   2   OF  21   PAGES
         ---------------------                              -----    -----

   1.     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          MAYFIELD VII, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

   3.     SEC USE ONLY

          ---------------------------------------------------------------------

   4.     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                        5.     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     1,401,293
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               1,401,293
                       --------------------------------------------------------

   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,401,293
          ---------------------------------------------------------------------

  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.  92855210                      13G           PAGE   3   OF  21   PAGES
         ---------------------                              -----    -----

  1.      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          MAYFIELD VII MANAGEMENT PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

  2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  3.      SEC USE ONLY

          ---------------------------------------------------------------------

  4.      CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                        5.     SOLE VOTING POWER
  NUMBER OF                    25,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     1,401,293
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   25,000
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               1,401,293
                       --------------------------------------------------------

   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,426,293
          ---------------------------------------------------------------------

  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.2%
          ---------------------------------------------------------------------

  12.     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.  92855210                      13G           PAGE   4   OF  21   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          MAYFIELD ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     73,753
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               73,753
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          73,753
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.  92855210                      13G           PAGE   5   OF  21   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          YOGEN K. DALAL
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,500,046
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,500,046
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,500,046
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.  92855210                      13G           PAGE   6   OF  21   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          F. GIBSON MYERS, JR.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,500,046
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,500,046
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,500,046
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.  92855210                      13G           PAGE   7   OF  21   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          KEVIN A. FONG
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,500,046
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,500,046
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,500,046
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.  92855210                      13G           PAGE   8   OF  21   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          WILLIAM D. UNGER
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,500,046
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,500,046
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,500,046
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------

CUSIP NO.  92855210                      13G           PAGE   9   OF  21   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          WENDELL G. VAN AUKEN, III
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,500,046
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,500,046
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,500,046
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

CUSIP NO.  92855210                      13G           PAGE  10   OF  21   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          MICHAEL J. LEVINTHAL
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,500,046
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,500,046
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,500,046
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

CUSIP NO.  92855210                      13G           PAGE  11   OF  21   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          A. GRANT HEIDRICH, III
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     1,500,046
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               1,500,046
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,500,046
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

ITEM 1.

         (a)      NAME OF ISSUER:

                  Vixel Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  11911 North Creek Parkway South
                  Bothell, Washington 98011

ITEM 2.

         (a)      NAME OF PERSONS FILING:

                  Mayfield VII, a California Limited Partnership
                  Mayfield VII Management Partners, a California
                  Limited Partnership
                  Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
                  Kevin A. Fong
                  Wendell G. Van Auken, III
                  A. Grant Heidrich, III
                  F. Gibson Myers, Jr.
                  William D. Unger
                  Michael J. Levinthal

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  c/o Mayfield Fund
                  2800 Sand Hill Road
                  Menlo Park, CA 94025

         (c)      CITIZENSHIP:

                  The entities listed in Item 2(a) are California Limited Partnerships. The individuals listed in Item 2(a) are U.S. citizens.

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.0015

         (e)      CUSIP NUMBER:

                  92855210



                              Page 12 of 20 pages.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable

ITEM 4.  OWNERSHIP

         The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

         For a summary of total ownership by all Reporting Persons, see Exhibit 2 hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.




                              Page 13 of 21 pages.

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000



                                MAYFIELD VII
                                A California Limited Partnership

                                By: Mayfield VII Management Partners,
                                    -------------------------------------------
                                    a California Limited Partnership,
                                    Its General Partner


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney in Fact for
                                    Michael Levinthal, General Partner


                                MAYFIELD VII MANAGEMENT PARTNERS
                                A California Limited Partnership


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney in Fact for
                                    Michael Levinthal, General Partner


                                MAYFIELD ASSOCIATES FUND II
                                A California Limited Partnership


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney in Fact for
                                    Michael Levinthal, General Partner


                                YOGEN K. DALAL


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                F. GIBSON MYERS, JR.


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact



                              Page 14 of 21 pages.

                                KEVIN A. FONG


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                WILLIAM D. UNGER


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                   George A. Pavlov, Attorney In Fact


                                WENDELL G. VAN AUKEN, III


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                MICHAEL J. LEVINTHAL


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact


                                A. GRANT HEIDRICH, III


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Attorney In Fact





                              Page 15 of 21 pages.

                                    EXHIBIT 1


         STATEMENT APPOINTING DESIGNATED FILER AND AUTHORIZED SIGNATORY


         Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby designates the entity listed in Column II of EXHIBIT A hereto, or such other person or entity as is designated in writing by George
A. Pavlov (any such entity is referred to as the "Designated Filer") as the beneficial owner to make filings of Schedules 13D and 13G (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and of Forms 3, 4 and 5 (and any amendments thereto) pursuant to
Section 16(a) of the Exchange Act (collectively, the "Reports") with respect to the securities of the entities listed in Column I of EXHIBIT A hereto and with respect to the securities of any other entity whose securities are now, or hereafter become, publicly traded and whose securities are beneficially owned (directly or indirectly) both by such Reporting Person and by such Designated Filer (collectively, the "Companies").

         Each Reporting Person hereby further authorizes and designates GEORGE
A. PAVLOV (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Companies, including all Schedules 13D and 13G and Forms 3, 4 and 5, and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in securities of the Companies.

         The authority of the Designated Filer and the Authorized Signatory under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedules 13D or 13G or Forms 3, 4 and 5 with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.



Date:  February 10, 1997        MAYFIELD VI INVESTMENT PARTNERS,
                                a California Limited Partnership

                                By:  Mayfield VI Management Partners,
                                     a California Limited Partnership,
                                     Its General Partner

                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                           George A. Pavlov,
                                           Authorized Signatory



                              Page 16 of 21 pages.

Date:  February 10, 1997        MAYFIELD VI MANAGEMENT PARTNERS
                                A California Limited Partnership


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Authorized Signatory


Date:  February 10, 1997        MAYFIELD VII
                                A California Limited Partnership


                                By:  Mayfield VII Management Partners,
                                     a California Limited Partnership,
                                     Its General Partner


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Authorized Signatory


Date:  February 10, 1997        MAYFIELD VII MANAGEMENT PARTNERS
                                A California Limited Partnership


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Authorized Signatory


Date:  February 10, 1997        MAYFIELD VIII,
                                A California Limited Partnership


                                By: Mayfield VIII Management, L.L.C.,
                                    Its General Partner


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Authorized Signatory


Date:  February 10, 1997        MAYFIELD VIII MANAGEMENT, L.L.C.
                                A Delaware Limited Liability Company


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Authorized Signatory


Date:  February 10, 1997        MAYFIELD ASSOCIATES FUND II
                                A California Limited Partnership


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Authorized Signatory


                              Page 17 of 21 pages.

Date:  February 10, 1997        MAYFIELD MEDICAL PARTNERS (1992)
                                A California Partnership


                                By: Mayfield VII,
                                    a California Limited Partnership,
                                    Its General Partner


                                By: Mayfield VII Management Partners,
                                    a California Limited Partnership,
                                    Its General Partner


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Authorized Signatory


Date:  February 10, 1997        MAYFIELD ASSOCIATES FUND
                                A California Limited Partnership


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Authorized Signatory


Date:  February 10, 1997        MAYFIELD MEDICAL PARTNERS
                                A California Partnership


                                By: Mayfield VI Investment Partners,
                                    a California Limited Partnership,
                                    Its General Partner


                                By: Mayfield VI Management Partners,
                                    a California Limited Partnership,
                                    Its General Partner


                                By:  /s/ George A. Pavlov
                                    -------------------------------------------
                                    George A. Pavlov, Authorized Signatory


Date:  February 10, 1997        YOGEN K. DALAL


                                By:  /s/ Yogen K. Dalal
                                    -------------------------------------------
                                    Yogen K. Dalal


Date:  February 10, 1997        F. GIBSON MYERS, JR.


                                By:  /s/  F. Gibson Myers, Jr.
                                    -------------------------------------------
                                    F. Gibson Myers, Jr.




                              Page 18 of 21 pages.

Date:  February 10, 1997        KEVIN A. FONG


                                By:  /s/  Kevin A. Fong
                                    -------------------------------------------
                                    Kevin A. Fong


Date:  February 10, 1997        WILLIAM D. UNGER


                                By:  /s/ William D. Unger
                                    -------------------------------------------
                                    William D. Unger


Date:  February 10, 1997        WENDELL G. VAN AUKEN, III


                                B:  /s/ Wendell G. Van Auken, III
                                    -------------------------------------------
                                    Wendell G. Van Auken, III


Date:  February 10, 1997        MICHAEL J. LEVINTHAL


                                By:  /s/ Michael J. Levinthal
                                    -------------------------------------------
                                    Michael J. Levinthal


Date:  February 10, 1997        A. GRANT HEIDRICH, III


                                By:  /s/ A. Grant Heidrich,  III
                                    -------------------------------------------
                                    A. Grant Heidrich, III


 Date:  February 10, 1997       WENDE S. HUTTON


                                By:  /s/ Wende S. Hutton
                                    -------------------------------------------
                                    Wende S. Hutton


 Date:  February 10, 1997       RUSSELL C. HIRSCH


                                By:  /s/  Russell C. Hirsch
                                    -------------------------------------------
                                    Russell C. Hirsch




                              Page 19 of 21 pages.

                                    EXHIBIT A





                                                                           PERSONS/ENTITIES ON WHOSE
                                                                          BEHALF THE DESIGNATED FILER
    PUBLICLY TRADED COMPANY              DESIGNATED FILER                           MAY ACT
-----------------------------            ----------------                 -----------------------------
Vixel Corporation                         Mayfield VII                    Mayfield VII Management
                                                                          Partners, Mayfield Associates
                                                                          Fund II, Yogen K. Dalal, F.
                                                                          Gibson Myers, Jr., Kevin A.
                                                                          Fong, William D. Unger,
                                                                          Wendell G. Van Auken, III,
                                                                          Michael J. Levinthal, A.
                                                                          Grant Heidrich, III




                              Page 20 of 21 pages.

                                   EXHIBIT 2



                                                                            PERCENT OF
                                                                               CLASS
                                                                           BENEFICIALLY
         NAME OF REPORTING PERSON              NUMBER OF SHARES              OWNED(1)
----------------------------------------       ----------------            ------------
Mayfield VII,                                     1,401,293                    6.1%
a California Limited Partnership

Mayfield VII Management Partners, a               1,426,293(2)                 6.2%
California Limited Partnership

Mayfield Associates Fund II , a                      73,753                    0.3%
California Limited Partnership

Yogen K. Dalal                                    1,500,046(3)                 6.5%

F. Gibson Myers                                   1,500,046(3)                 6.5%

Kevin A. Fong                                     1,500,046(3)                 6.5%

William D. Unger                                  1,500,046(3)                 6.5%

Wendell G. Van Auken, III                         1,500,046(3)                 6.5%

Michael J. Levinthal                              1,500,046(3)                 6.5%

A. Grant Heidrich, III                            1,500,046(3)                 6.5%

Total                                             1,500,046                    6.5%


(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of October 31, 1999 as reported in the Issuer's Form 10-Q for the quarter ended October 3, 1999.

(2) Represents 1,401,293 shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner, and 25,000 shares held of record by Mayfield VII Management Partners.

(3) The individual Reporting Persons are General Partners of Mayfield VII Management Partners, which is the General Partner of Mayfield VII. The individual Reporting Persons are also General Partners of Mayfield Associates Fund II. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII Management Partners and Mayfield Associates Fund II, but disclaim such beneficial ownership.




                              Page 21 of 21 pages.